Exhibit 10.24

Compensation of Directors of Curis, Inc.

As of March 2, 2007, cash compensation for non-employee directors of Curis, Inc. was set at the following amounts: $15,000 as an annual retainer; $1,500 for each board meeting attended in person; and $750 for each telephonic board meeting. Non-employee directors who are members of a committee of the board of directors receive cash compensation in the amount of $1,500 for each committee meeting attended in person on a day other than a day on which a board meeting is held and $750 for each telephonic committee meeting. In addition, each non-employee director who is a chairman of a committee of the board receives an annual retainer of $5,000.

The chairman of the board of directors of Curis, Inc. receives, as compensation for his service as a director, $10,000 per month plus a payment for his annual health insurance expense, which equaled $16,409 for the fiscal year ended December 31, 2006. Non-employee directors are reimbursed for reasonable out-of-pocket expenses incurred in attending any board or committee meetings.

Directors who are employees of Curis, Inc. are not compensated for their attendance at board or committee meetings.

Pursuant to the 2000 Director Stock Option Plan of Curis, Inc., each non-employee director receives options to purchase 25,000 shares of the common stock of Curis, Inc. on the date of his or her initial election to the board of directors. These option grants vest ratably over four years on (a) the first anniversary of the date of grant and (b) the day before the annual meeting of stockholders each year thereafter. No further vesting occurs with respect to an option granted after the optionee ceases to be a non-employee director. In addition, each non-employee director, other than a director who was initially elected to the board at any such annual meeting or, if previously, at any time after the prior year’s annual meeting, receives options to purchase 5,000 shares of common stock on the date of each annual meeting of stockholders, provided that such director continues to serve as a director immediately after such annual meeting. The options granted annually are fully vested on the date of grant. The exercise price of options granted under the plan equals the closing price of the common stock on the date of grant as reported on the Nasdaq Global Market, or such other nationally recognized exchange or trading system if the common stock is no longer traded on the Nasdaq Global Market. Immediately prior to the occurrence of an acquisition event, as defined in the 2000 Director Stock Option Plan, each outstanding option granted under the plan becomes fully vested. Options granted under the plan terminate, and may no longer be exercised, on the earlier of (i) the date ten years after the grant date of such option or (ii) the first anniversary of the date on which the optionee ceases to serve as a director; provided, however, that in the event that a non-employee director has served as a director for at least five years, each option held by such director terminates, and may no longer be exercised, on the date ten years after the grant date of the applicable option.

In addition to the above, each of the directors is eligible to receive stock options and stock awards under the 2000 Stock Incentive Plan of Curis, Inc.